Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Camtek Ltd.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-84476, 333-60704, 333-49982, 333-113139 and 333-156287) of Camtek Ltd. of our report dated April 7, 2009, with respect to the consolidated balance sheets of Camtek Ltd. as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 20-F of Camtek Ltd. (the “Annual Report”), and to the reference to our firm under the heading “Selected Consolidated Financial Data” in that Annual Report.

Our report refers to a patent infringement case in which a recent verdict has been rendered in favor of a competitor and to a change in the method of accounting for stock-based compensation as required by Statement of Financial Accounting Standard No. 123R –“Share-Based Payment”, effective January 1, 2006.

/s/ Somekh Chaikin
A member firm of KPMG International
Certified Public Accountants

Tel Aviv, Israel
April 7, 2009